EXHIBIT 5.1


                               September 15, 1997


Celerity Solutions, Inc.
200 Baker Avenue, Suite 300
Concord, MA 01742

         Re:      Validity of Common Stock

Ladies and Gentlemen:

     We are rendering this opinion in connection with the registration, pursuant to a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of 2,684,000 shares (the "Additional Shares") of common stock, par value of $0.10 per share (the "Common Stock"), of Celerity Solutions, Inc., a Delaware corporation (the "Company"). The Additional Shares may be issued under the Company's Amended and Restated 1991 Employee Stock Option Plan and the Amended and Restated 1992 Stock Option Plan for Non-Employee Directors (collectively, the "Plans").

     In connection with the preparation of this opinion, we have examined the minute books and stock records as presented to us by the Company, the Certificate of Incorporation and By-Laws of the Company, as amended, the Registration Statement, copies of resolutions duly adopted by the Board of Directors of the Company relating to the authorization and proposed issuance of the Common Stock, and certain documents relating to the Plans. In addition, we have reviewed such other documents and instruments and have conferred with various officers and directors of the Company and have ascertained or verified to our satisfaction such additional facts with respect to the Company as we have deemed necessary or appropriate for the purposes of this opinion.

     We have assumed for purposes of this opinion that all applicable laws, rules and regulations in effect at the time of the issuance of the Additional Shares under the Plans will be the same as such laws, rules and regulations in effect as of the date hereof.

     We are the members of the Bar of the District of Columbia. We have made such examination of federal law and of the Delaware General Corporation Law as we have deemed relevant for purposes of this opinion, and we express no opinion as to laws of any other state or jurisdiction.

     Based on the foregoing, we are of the opinion that, subject to the effectiveness of the


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Registration Statement and compliance with applicable state securities laws, the
Additional Shares, when issued and paid for pursuant to the terms of the Plans, will constitute duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     We hereby consent to all references to our firm in the Registration Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the Securities Act.

                                                       Very truly yours,


                                                       /s/ Baker & McKenzie
                                                       -------------------------
                                                       Baker & McKenzie